Exhibit 99.1

Contact:	Wayne Lord, 770-393-5312 Karla Harvill, 770-393-5091

Frazier Elected Chairman of the Gold Kist Board of Directors

ATLANTA (October 25, 2004) – Gold Kist Inc. (Nasdaq: GKIS) today announced that A.D. Frazier, Jr. of Mineral Bluff, Ga., has been elected to serve as the non-executive chairman of its board of directors.

Frazier retired as a director, president and chief operating officer of Caremark Rx, Inc. in March 2004, where he served for two years. During his career, he was also chairman and CEO of the Chicago Stock Exchange and president and chief executive officer of INVESCO Inc., a division of Amvescap PLC, with overall responsibility for all U.S.-based INVESCO institutional business. He is a director and a member of the audit committee of R.J. Reynolds Tobacco Company and a director and a member of the compensation committee of Apache Corporation, an oil and gas exploration and development company.

Other members of the Gold Kist Board include: W. Wayne Woody, retired senior partner of KPMG LLP, who will serve as audit committee chairman; Ray A. Goldberg, George Moffett Professor of Agriculture and Business, Emeritus at the Harvard University Graduate School of Business, who will serve as chairman of the compensation, nominating and governance committee; John D. Johnson, president and chief executive officer of CHS, Inc.; R. Randolph Devening, retired chairman, president and CEO of Foodbrands America, Inc.; former Gold Kist cooperative board members and poultry producers Jeffery A. Henderson, Dan Smalley and Douglas A. Reeves; and John Bekkers, Gold Kist’s president and chief executive officer.

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About Gold Kist Inc.

Gold Kist (NASDAQ: GKIS) is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2003. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s broiler production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s web site at www.goldkist.com.

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Gold Kist Inc. • Post Office Box 2210 • Atlanta, Georgia 30301